EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Fourth Quarter and Full-Year 2024 Results
KANSAS CITY, Mo. March 4, 2025 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, and other infrastructure-related end markets, today reported financial results for the fourth quarter and full year ended December 31, 2024.
CTOS Fourth-Quarter and Full-Year Highlights

•Total quarterly revenue of $520.7 million, an increase of $73.5 million or 16.4%, compared to the third quarter of 2024
•Full-year revenue of $1,802.3 million, a decrease of 3.4%, compared to 2023
•Quarterly net income of $27.6 million, compared to a net loss of $17.4 million for the third quarter of 2024
•Full-year net loss of $28.7 million compared to 2023 net income of $50.7 million
•Quarterly Adjusted EBITDA of $102.0 million, an increase of $21.8 million or 27.2%, compared to the third quarter of 2024
•Full-year Adjusted EBITDA of $339.7 million, a decrease of $87.3 million, or 20.4%, compared to 2023 full-year record Adjusted EBITDA of $426.9 million

“In the fourth quarter, we achieved sequential improvement in revenue, net income and Adjusted EBITDA, driven by continued strong fundamentals across our primary end markets: utility, infrastructure, rail, and telecom. The significant improvements in our core T&D markets that we experienced in the third quarter continued into the fourth quarter, which led to noted sequential increases in rental revenue and rental asset sales within our ERS segment. For the quarter, our rental fleet saw average utilization of just under 79%, the highest quarter of the year and the highest since the third quarter of 2023. We ended the year with total OEC of $1.52 billion, the highest in our history, which should support our expected growth within ERS in 2025,” said Ryan McMonagle, Chief Executive Officer of CTOS. “TES experienced record quarterly and annual revenue, exceeding $300 million and $1 billion, respectively, for the first time, up more than 16% on a sequential quarterly basis and 6% for the full year. Anticipated seasonal trends, as well as sustained robust demand for vocational vehicles across our end markets continued to drive record performance within the TES segment in the quarter. We believe that the current pace of customer orders and our existing TES backlog are sufficient to achieve the growth we expect in the segment this year. We are optimistic about fiscal 2025 and believe CTOS is well-positioned to benefit from secular tailwinds driven by data center investments, manufacturing onshoring, electrification, and utility grid upgrades. We made progress reducing our inventory in the fourth quarter, with inventory declining more than $150 million, which sets us up well for 2025, as we remain focused on working capital management, free cash flow generation and deleveraging,” McMonagle added.

Summary Financial Results

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$125,461	$120,244	$442,953	$478,910	$108,324
Equipment sales	359,325	366,967	1,223,036	1,253,453	305,476
Parts sales and services	35,954	34,543	136,291	132,737	33,420
Total revenue	520,740	521,754	1,802,280	1,865,100	447,220
Gross profit	$118,465	$126,824	$390,270	$454,260	$91,829
Adjusted Gross Profit[1]	$167,633	$171,073	$573,723	$624,924	$137,785
Net income	$27,574	$16,122	$(28,655)	$50,712	$(17,416)
Adjusted EBITDA[1]	$102,020	$118,361	$339,657	$426,930	$80,205
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.

Summary Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of rental equipment to our customers. TES encompasses our specialized truck and equipment production and sales activities. APS encompasses sales and rentals of parts, tools and other supplies to our customers, as well as our aftermarket repair service operations.
Equipment Rental Solutions

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$120,863	$116,594	$430,167	$463,139	$105,317
Equipment sales	51,612	68,023	167,638	263,028	45,574
Total revenue	172,475	184,617	597,805	726,167	150,891
Cost of rental revenue	28,294	28,222	116,790	118,236	29,415
Cost of equipment sales	39,364	49,799	123,229	198,510	33,975
Depreciation of rental equipment	48,266	43,230	179,508	167,199	44,964
Total cost of revenue	115,924	121,251	419,527	483,945	108,354
Gross profit	$56,551	$63,366	$178,278	$242,222	$42,537
Adjusted Gross Profit[1]	$104,817	$106,596	$357,786	$409,421	$87,501
1 - ERS Adjusted Gross Profit is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Truck and Equipment Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$307,713	$298,944	$1,055,398	$990,425	$259,902
Cost of equipment sales	256,738	246,047	876,978	817,639	218,012
Gross profit	$50,975	$52,897	$178,420	$172,786	$41,890

Aftermarket Parts and Services

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$4,598	$3,650	$12,786	$15,771	$3,007
Parts and services revenue	35,954	34,543	136,291	132,737	33,420
Total revenue	40,552	38,193	149,077	148,508	36,427
Cost of revenue	28,711	26,613	111,560	105,791	28,033
Depreciation of rental equipment	902	1,019	3,945	3,465	992
Total cost of revenue	29,613	27,632	115,505	109,256	29,025
Gross profit	$10,939	$10,561	$33,572	$39,252	$7,402

Summary Combined Operating Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Ending OEC(a) (as of period end)	$1,515,461	$1,455,708	$1,515,461	$1,455,708	$1,493,799
Average OEC on rent(b)	$1,211,082	$1,159,164	$1,101,417	$1,183,253	$1,082,679
Fleet utilization(c)	78.9%	77.6%	74.3%	80.4%	73.2%
OEC on rent yield(d)	38.6%	41.1%	39.0%	40.4%	38.4%
Sales order backlog(e) (as of period end)	$368,779	$688,559	$368,779	$688,559	$395,603
(a) Ending OEC — original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods less than 12 months, ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary

Consolidated total revenue increased on a sequential quarter basis by $73.5 million, to $520.7 million, driven by higher levels of new truck sales and equipment on rent. Compared to the fourth quarter of 2023, total revenue was flat. Rental revenue for the fourth quarter of 2024 increased 4.3% to $125.5 million, compared to $120.2 million in the fourth quarter of 2023. New and used equipment sales decreased 2.1% in the fourth quarter of 2024 to $359.3 million, compared to $367.0 million in the fourth quarter of 2023.

ERS segment rental revenue and rental equipment sales revenue increased by $15.5 million (14.8%) and $6.0 million (13.2%), respectively, on a sequential quarter basis, driven by improvements in equipment uptakes for transmission and distribution job starts. Average OEC on rent and utilization each improved sequentially by 11.9% and 7.8%, respectively, with average OEC on rent growth of $128.4 million and average utilization improving to 78.9% in the quarter. ERS segment rental revenue in the fourth quarter of 2024 was $120.9 million compared to $116.6 million in the fourth quarter of 2023, a 3.7% increase. Used equipment sales decreased 24.1% in the fourth quarter of 2024 to $51.6 million compared to $68.0 million in the fourth quarter of 2023. ERS gross profit improved $14.0 million (32.9%) on a sequential quarter basis, to $56.6 million. Compared to the fourth quarter of 2023, ERS gross profit declined from $63.4 million to $56.6 million. Adjusted Gross Profit improved sequentially to $104.8 million compared to $87.5 million. For the twelve months ended December 31, 2024, Ending OEC increased by $59.8 million as our fleet additions outpaced disposals of equipment from our rental fleet. With an average fleet unit age of 3.2 years, down from 3.5 years at the end of last year, we believe our fleet is well positioned to capitalize from continuing strong rental demand.
TES segment revenue increased by $47.8 million (18.4%) on a sequential quarter basis to $307.7 million. Compared to the fourth quarter of 2023, revenue in our TES segment in the fourth quarter of 2024 increased 2.9%. This increase was driven primarily by robust demand for our products in the forestry and utility end-markets. Gross profit decreased by 3.6% to $51.0 million in the fourth quarter of 2024 compared to $52.9 million in the fourth quarter of 2023. TES saw a reduction in backlog of 46.4% to $368.8 million compared to the fourth quarter of 2023, primarily as a result of the impact of an improved supply chain and availability of most products. As of the end of the fourth quarter, our new sales backlog represented more than four months of new equipment sales, which is in our historical normal range of four to six months.
APS segment revenue increased by $4.1 million (11.3%) on a sequential quarter basis to $40.6 million. Compared to the fourth quarter of 2023, revenue in our APS segment in the fourth quarter of 2024 increased by $2.4 million (6.2%). Gross profit margin was flat at 27.0% in the fourth quarter of 2024 compared to the fourth quarter of 2023.
During 2024, the Company closed on a sale leaseback transaction with an unrelated third party. Under this transaction, the Company sold eight properties with a combined net book value of $29.0 million for gross proceeds of $53.8 million, which was reduced by transaction costs and other fees of $1.3 million, for net cash proceeds of approximately $52.5 million, which were used to reduce borrowings under the senior secured credit facility and to repay a note payable related to one of the properties. The Company recognized a gain of $23.5 million on this transaction, which is included in gain on sale leaseback transaction in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Net income was $27.6 million in the fourth quarter of 2024 compared to $16.1 million for the fourth quarter of 2023. The increase in net income is primarily the result of the gain on a sale leaseback transaction that occurred in the fourth quarter of 2024, partially offset by higher interest expense on variable-rate debt and floor plan liabilities.
Adjusted EBITDA for the fourth quarter of 2024 was $102.0 million, an increase of $21.8 million (27.2%) on a sequential quarter basis. Compared to the fourth quarter of 2023, the $16.3 million (13.8%) decrease in Adjusted EBITDA from $118.4 million was largely driven by a decline in used equipment sales in our ERS segment. Adjusted EBITDA also decreased due to higher costs associated with variable-rate floor plan liabilities as a result of higher interest rates and inventory levels.
As of December 31, 2024, cash and cash equivalents was $3.8 million. Total Debt outstanding was $1,547.7 million, Net debt was $1,543.8 million and Net Leverage Ratio was 4.5 times as of December 31, 2024. Availability under the senior secured credit facility was $364.0 million as of December 31, 2024, and based on our borrowing base, we have an additional $158.3 million of availability that we can potentially utilize by upsizing our existing facility.
2025 Outlook

We are providing our full-year revenue and Adjusted EBITDA1, 4 guidance for 2025 at this time. We expect 2025 to be a return to growth. We believe TES will continue to benefit from an overall good macro demand environment as well as our strong relationships with our key customers, and chassis and attachment suppliers. After unexpected volatility in our ERS segment rental markets in 2024, primarily in the transmission and distribution utility market, we began to experience a return to strong demand in the second half of fiscal year 2024, that has continued into 2025. Coupled with our efforts to further penetrate the vocational rental market, we believe the ERS outlook from our rental customers for long-term demand and growth will be strong. As a result, we expect to further grow our rental fleet (based on net OEC) by mid-single digits. Regarding TES, further supply chain improvements, healthy, but improved inventory levels exiting 2024, and normalized backlog levels will continue to allow us to produce and deliver even more units again in 2025. Further, as we have begun to make progress on unwinding our significant strategic investment in inventory levels over the last two years, we expect to generate meaningful free cash flow in 2025, setting a target to generate $50 million to $100 million of levered free cashflow2, 4 and deliver a meaningful reduction in our net leverage ratio3, 4 to below four times by the end of the fiscal year. “After a somewhat unpredictable 2024, including the uncertainties relating to a high-interest rate environment and the Presidential election, our fiscal year 2025 outlook again reflects the long-term strength of our end markets, our strong strategic and competitive positioning, and the continued focus by our teams to profitably grow our business,” said Ryan McMonagle, Chief Executive Officer of CTOS.

2025 Consolidated Outlook
Revenue	$1,970 million	—	$2,060 million
Adjusted EBITDA[1,4]	$370 million	—	$390 million

2025 Revenue Outlook by Segment
ERS	$660 million	—	$690 million
TES	$1,160 million	—	$1,210 million
APS	$150 million	—	$160 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitles, “Non-GAAP Financial Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for the year ending December 31, 2025 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.

CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 9:00 a.m. Eastern Time on March 5, 2025, to discuss its fourth quarter and full-year 2024 financial results. An audio-only webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 5195913. A replay of the call will be available until 11:59 p.m. Eastern Time, Thursday, March 12, 2025, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 5195913 followed by the # key.
ABOUT CTOS

CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems. The Company's coast-to-coast rental fleet of more than 10,000 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, hi-rail equipment, repair parts, tools and accessories. For more information, please visit customtruck.com.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “could,” “would,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, changes in U.S. trade policy, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to attract and retain key personnel, including our management and skilled technicians; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our and our customers’ inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations and could create general customer uncertainty; the interest of our majority stockholder, which may not be consistent with the other stockholders; volatility of our common stock market price; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s except per share data)	2024	2023	2024	2023
Revenue
Rental revenue	$125,461	$120,244	$442,953	$478,910	$108,324
Equipment sales	359,325	366,967	1,223,036	1,253,453	305,476
Parts sales and services	35,954	34,543	136,291	132,737	33,420
Total revenue	520,740	521,754	1,802,280	1,865,100	447,220
Cost of Revenue
Cost of rental revenue	28,292	28,444	116,851	120,198	29,439
Depreciation of rental equipment	49,168	44,249	183,453	170,664	45,956
Cost of equipment sales	296,102	295,846	1,000,207	1,016,149	251,987
Cost of parts sales and services	28,713	26,391	111,499	103,829	28,009
Total cost of revenue	402,275	394,930	1,412,010	1,410,840	355,391
Gross Profit	118,465	126,824	390,270	454,260	91,829
Operating Expenses (Income)
Selling, general and administrative expenses	61,222	59,429	229,544	231,403	54,630
Amortization	6,687	7,134	26,653	27,110	6,696
Non-rental depreciation	3,540	2,683	13,292	10,656	3,472
Transaction expenses and other	3,231	4,104	17,915	14,143	3,994
Gain on sale leaseback transaction	(23,497)	—	(23,497)	—	—
Total operating expenses	51,183	73,350	263,907	283,312	68,792
Operating Income	67,282	53,474	126,363	170,948	23,037
Other Expense (Income)
Interest expense, net	42,914	36,370	167,105	131,315	43,875
Financing and other income	(2,156)	(3,699)	(11,555)	(18,443)	(2,818)
Total other expense	40,758	32,671	155,550	112,872	41,057
Income (Loss) Before Income Taxes	26,524	20,803	(29,187)	58,076	(18,020)
Income Tax Expense (Benefit)	(1,050)	4,681	(532)	7,364	(604)
Net Income (Loss)	$27,574	$16,122	$(28,655)	$50,712	$(17,416)

Net Income (Loss) Per Share:
Basic	$0.12	$0.07	$(0.12)	$0.21	$(0.07)
Diluted	$0.12	$0.07	$(0.12)	$0.21	$(0.07)

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED BALANCE SHEETS

(in $000s)	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,805	$10,309
Accounts receivable, net	215,873	215,089
Financing receivables, net	8,913	30,845
Inventory	1,049,304	985,794
Prepaid expenses and other	23,557	23,862
Total current assets	1,301,452	1,265,899
Property and equipment, net	130,923	142,115
Rental equipment, net	1,001,651	916,704
Goodwill	704,806	704,011
Intangible assets, net	252,393	277,212
Operating lease assets	94,696	38,426
Other assets	16,046	23,430
Total Assets	$3,501,967	$3,367,797
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$88,487	$117,653
Accrued expenses	69,349	73,847
Deferred revenue and customer deposits	26,250	28,758
Floor plan payables - trade	330,498	253,197
Floor plan payables - non-trade	470,830	409,113
Operating lease liabilities - current	7,445	6,564
Current maturities of long-term debt	7,842	8,257
Total current liabilities	1,000,701	897,389
Long-term debt, net	1,519,882	1,487,136
Operating lease liabilities - noncurrent	88,674	32,714
Deferred income taxes	31,401	33,355
Total long-term liabilities	1,639,957	1,553,205
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(88,229)	(56,524)
Additional paid-in capital	1,550,785	1,537,553
Accumulated other comprehensive loss	(14,744)	(5,978)
Accumulated deficit	(586,528)	(557,873)
Total stockholders' equity	861,309	917,203
Total Liabilities and Stockholders' Equity	$3,501,967	$3,367,797

CUSTOM TRUCK ONE SOURCE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(in $000s)	2024	2023
Operating Activities
Net income (Loss)	$(28,655)	$50,712
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	235,839	218,993
Amortization of debt issuance costs	5,693	5,653
Provision for losses on accounts receivable	10,777	8,522
Share-based compensation	11,859	13,309
Gain on sales and disposals of rental equipment	(46,000)	(67,721)
Change in fair value of derivative and warrants	(527)	(2,485)
Gain on sale leaseback transaction	(23,497)	—
Deferred tax expense	(1,662)	4,241
Changes in assets and liabilities:
Accounts and financing receivables	(21,753)	(20,879)
Inventories	(64,858)	(388,063)
Prepaids, operating leases and other	1,690	3,518
Accounts payable	(27,479)	28,339
Accrued expenses and other liabilities	(4,287)	4,339
Floor plan payables - trade, net	77,301	116,563
Customer deposits and deferred revenue	(2,456)	(5,924)
Net cash flow from operating activities	121,985	(30,883)
Investing Activities
Acquisition of businesses, net of cash acquired	(6,015)	—
Purchases of rental equipment	(398,317)	(364,190)
Proceeds from sales and disposals of rental equipment	204,593	229,559
Proceeds from sale leaseback transaction, net of expenses	52,531	—
Purchase of non-rental property and cloud computing arrangements	(40,277)	(41,967)
Net cash flow from investing activities	(187,485)	(176,598)
Financing Activities
Borrowings under revolving credit facilities	255,706	221,046
Repayments under revolving credit facilities	(225,206)	(106,377)
Proceeds from debt, net issuance costs	7,500	21,044
Repayments of notes payable	(3,186)	—
Principal payments on long-term debt	(8,184)	(7,679)
Finance lease payments	—	(2,682)
Acquisition of inventory through floor plan payables - non-trade	605,728	789,199
Repayment of floor plan payables - non-trade	(544,011)	(673,622)
Repurchase of common stock	(28,984)	(38,845)
Share-based payments	(1,080)	792
Net cash flow from financing activities	58,283	202,876
Effect of exchange rate changes on cash and cash equivalents	713	554
Net Change in Cash and Cash Equivalents	(6,504)	(4,051)
Cash and Cash Equivalents at Beginning of Period	10,309	14,360
Cash and Cash Equivalents at End of Period	$3,805	$10,309

	Twelve Months Ended December 31,
(in $000s)	2024	2023
Supplemental Cash Flow Information
Interest paid	$152,338	$122,868
Income taxes paid	4,140	2,133
Non-Cash Investing and Financing Activities
Property and equipment purchases in accounts payable	564	2,120
Rental equipment sales in accounts receivable	4,325	22,517

CUSTOM TRUCK ONE SOURCE, INC.

NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreement and the indenture of our senior secured notes.

Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.

Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.

Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA.

CUSTOM TRUCK ONE SOURCE, INC.
SCHEDULE 1 — ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Net income (loss)	$27,574	$16,122	$(28,655)	$50,712	$(17,416)
Interest expense	26,721	24,712	105,895	94,694	27,156
Income tax expense (benefit)	(1,050)	4,681	(532)	7,364	(604)
Depreciation and amortization	62,554	56,909	235,807	218,993	59,295
EBITDA	115,799	102,424	312,515	371,763	68,431
Adjustments:
Non-cash purchase accounting impact (1)	4,547	6,190	16,833	19,742	4,066
Transaction and other costs (2)	3,231	4,104	17,915	14,143	3,994
Sales-type lease adjustment (3)	(1,171)	2,722	4,559	10,458	1,295
Gain on sale leaseback transaction (4)	(23,497)	—	(23,497)	—	—
Share-based payments (5)	3,111	2,997	11,859	13,309	2,419
Change in fair value of derivative and warrants (6)	—	(76)	(527)	(2,485)	—
Adjusted EBITDA	$102,020	$118,361	$339,657	$426,930	$80,205
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.

(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and other costs related to acquisitions of businesses; costs associated with closed operations; costs associated with restructuring and business optimization activities (inclusive of systems establishment costs); employee retention and/or severance costs; costs related to start-up/preopenings and openings of locations; reconfiguration or consolidation of facilities or equipment conversion costs. These adjustments are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$(1,576)	$(1,529)	$(9,849)	$(58,064)	$(3,701)
Cost of equipment sales	1,263	1,362	9,425	55,716	4,111
Gross profit	(313)	(167)	(424)	(2,348)	410
Interest income	(2,494)	(3,770)	(11,285)	(16,065)	(2,766)
Rental invoiced	1,636	6,659	16,268	28,871	3,651
Sales-type lease adjustment	$(1,171)	$2,722	$4,559	$10,458	$1,295
(4) During Q4 2024, the Company closed on a sale leaseback transaction with an unrelated third party. The Company sold 8 properties with a combined net book value of $29.0 million for gross proceeds of $53.8 million, which was reduced by transaction costs and other fees of $1.3 million, for net cash proceeds of approximately $52.5 million. Additionally, $3.2 million from the proceeds were used to repay a note payable. The Company recognized a gain of $23.5 million on this transaction.
(5) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(6) Represents the charge to earnings for our interest rate collar and the change in fair value of the liability for warrants. On July 31, 2024, all of the Company’s stock purchase warrants expired and unexercised.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$125,461	$120,244	$442,953	$478,910	$108,324
Equipment sales	359,325	366,967	1,223,036	1,253,453	305,476
Parts sales and services	35,954	34,543	136,291	132,737	33,420
Total revenue	520,740	521,754	1,802,280	1,865,100	447,220
Cost of Revenue
Cost of rental revenue	28,292	28,444	116,851	120,198	29,439
Depreciation of rental equipment	49,168	44,249	183,453	170,664	45,956
Cost of equipment sales	296,102	295,846	1,000,207	1,016,149	251,987
Cost of parts sales and services	28,713	26,391	111,499	103,829	28,009
Total cost of revenue	402,275	394,930	1,412,010	1,410,840	355,391
Gross Profit	118,465	126,824	390,270	454,260	91,829
Plus: depreciation of rental equipment	49,168	44,249	183,453	170,664	45,956
Adjusted gross profit	$167,633	$171,073	$573,723	$624,924	$137,785

Reconciliation of ERS Segment Adjusted Gross Profit and Adjusted Gross Profit from Rentals
(unaudited)
The following table presents the reconciliation of ERS segment adjusted gross profit:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$120,863	$116,594	$430,167	$463,139	$105,317
Equipment sales	51,612	68,023	167,638	263,028	45,574
Total revenue	172,475	184,617	597,805	726,167	150,891
Cost of Revenue
Cost of rental revenue	28,294	28,222	116,790	118,236	29,415
Cost of equipment sales	39,364	49,799	123,229	198,510	33,975
Depreciation of rental equipment	48,266	43,230	179,508	167,199	44,964
Total cost of revenue	115,924	121,251	419,527	483,945	108,354
Gross profit	56,551	63,366	178,278	242,222	42,537
Plus: depreciation of rental equipment	48,266	43,230	179,508	167,199	44,964
Adjusted gross profit	$104,817	$106,596	$357,786	$409,421	$87,501

The following table presents the reconciliation of ERS adjusted gross profit from rentals:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$120,863	$116,594	$430,167	$463,139	$105,317
Cost of rental revenue	28,294	28,222	116,790	118,236	29,415
Adjusted gross profit from rentals	$92,569	$88,372	$313,377	$344,903	$75,902

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of net debt:

(in $000s)	December 31, 2024	December 31, 2023
Current Maturities of Long-Term Debt	$7,842	$8,257
Long-Term Debt, Net	1,519,882	1,487,136
Deferred financing fees	19,926	22,406
Less: cash and cash equivalents	(3,805)	(10,309)
Net debt	$1,543,845	$1,507,490

Calculation of Net Leverage Ratio
(unaudited)
The following table presents the calculation of the net leverage ratio:

(in $000s)	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023
Net debt	$1,543,845	$1,507,490
Divided by: Adjusted EBITDA	339,657	426,930
Net leverage ratio	4.55	3.53